LP Building Solutions Reports Fourth Quarter and Full Year 2021 Results and Provides Q1 2022 Outlook

NASHVILLE, Tenn. (Feb. 22, 2022) - Louisiana-Pacific Corporation (LP) (NYSE: LPX) today reported its financial results for the fourth quarter and year ended December 31, 2021, and announced strategic updates.

Key Highlights for the Fourth Quarter, Compared to the Fourth Quarter of the Prior Year:
•Net sales increased by 15% to $992 million
•Siding Solutions net sales increased by 9% to $279 million
•OSB net sales increased by 10% to $470 million
•Net income attributed to LP decreased by $62 million to $194 million ($2.20 per diluted share)
•Adjusted Diluted EPS(1) was $2.24 per share, an increase of $0.23 per share
•Adjusted EBITDA(1) was $305 million, a decrease of $23 million
•Cash provided by operating activities was $201 million, a decrease of $120 million largely due to cash taxes paid

Key Highlights for the Full Year, Compared to Prior Year:
•Net sales increased by 63% to $4.6 billion
•Siding Solutions net sales increased by 27% to $1.2 billion
•OSB net sales increased by $1.2 billion to $2.4 billion
•Net income attributed to LP increased by $0.9 billion to $1.4 billion ($14.09 per diluted share)
•Adjusted Diluted EPS(1) was $13.97 per share, an increase of $9.66 per share
•Adjusted EBITDA(1) was $2.0 billion, an increase of $1.2 billion
•Cash provided by operating activities was $1.5 billion, an increase of $0.8 billion
(1) This is a non-GAAP financial measure. See “Use of Non-GAAP Information” and “Reconciliation of Net Income to Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted Income, and Non-GAAP Diluted EPS” below.

Capital Allocation Update
•For the full year, LP paid $1.3 billion to repurchase 21.1 million of its common shares, leaving 85.6 million common shares outstanding at December 31, 2021
•$500 million share repurchase authorization remains
•Paid $66 million in dividends in 2021
•Full year capital expenditures in 2021 of $254 million, including $103 million for Siding mill conversions
•Cash of $358 million as of December 31, 2021
•Declared a 22% increase in quarterly cash dividends to $0.22 per share
•We expect capital expenditures for 2022 to be in the range of $400 million to $430 million, including $190 million to $200 million for Siding mill conversions, $130 million to $140 million for sustaining maintenance, and $80 million to $90 million for other strategic growth projects.

“The last quarter of 2021 was a strong finish to a remarkable year despite ongoing logistics challenges and raw material inflation,” said LP Chairman and Chief Executive Officer Brad Southern. “To meet customer demand for our specialty products and accelerate our strategic transformation, LP plans to invest over $400 million in capital projects in 2022, growing our capacity to produce SmartSide, ExpertFinish, and value-added Structural Solutions products.”

Fourth Quarter 2021 Highlights

Net sales for the fourth quarter of 2021 increased year-over-year by $132 million (or 15%), including Siding Solutions growth of $22 million (or 9%), a $42 million (or 10%) increase in OSB revenue (14% higher volumes partially offset by 4% lower OSB prices), an EWP revenue increase of $49 million (or 45%) due to price increases in response to significantly higher raw material input costs, and $13 million (or 26%) of increased revenue in South America, net of $9 million in unfavorable currency movements.

Net income attributed to LP for the fourth quarter of 2021 decreased year-over-year by $62 million (or 24%) to $194 million ($2.20 per diluted share). The decrease in net income attributable to LP reflects the non-recurrence of a $29 million reversal of uncertain tax positions in the prior year, a $23 million drop in Adjusted EBITDA, and slightly higher depreciation and stock compensation charges.

Full Year 2021 Highlights

Net sales for 2021 increased year-over-year by $1,765 million (or 63%), including Siding Solutions growth of $243 million (or 27%), $1,113 million from higher OSB prices, an EWP revenue increase of $249 million (or 64%) due to price increases in response to significantly higher raw material input costs, and an increase of $96 million (or 57%) in South America due to higher prices.

Net income attributed to LP increased by $878 million (or 176%) over the prior year to $1,377 million ($14.09 per diluted share) primarily due to the record OSB prices. Adjusted EBITDA increased by $1,191 million (or 153%) over the prior year to $1,972 million.

Segment Results

Siding

The Siding segment serves diverse end markets with a broad product offering of engineered wood siding, trim, and fascia, including LP® SmartSide® Trim & Siding, LP® SmartSide® ExpertFinish® Trim & Siding, LP BuilderSeries® Lap Siding, and LP® Outdoor Building Solutions® (collectively referred to as Siding Solutions).

Segment sales and Adjusted EBITDA for this segment were as follows (dollar amounts in millions):

	Quarter Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net sales	$281	$259	$1,170	$959
Adjusted EBITDA	48	77	289	246

	Quarter Ended December 31, 2021 versus 2020		Year Ended December 31, 2021 versus 2020
	Average Net Selling Price	Unit Shipments	Average Net Selling Price	Unit Shipments
Siding Solutions	11%	(2)%	9%	16%

During the fourth quarter, a major scheduled maintenance project lowered production capacity by 9%. Despite this, Siding sales volume decreased year-over-year by only 2%. Average net selling prices increased year-over-year by 11%, offsetting lower volumes to result in 9% net sales growth. The decrease in Adjusted EBITDA of $29 million reflects price growth offset by $25 million of raw material & freight cost inflation and $25 million of discretionary investments in support of future growth, including capacity expansions, equipment maintenance, and sales & marketing.

For the full year, Siding net sales increased year-over-year by 22%, primarily due to a 27% increase in Siding Solutions revenue offset by the discontinuation of fiber in 2020. The increase in Adjusted EBITDA of $43 million reflects revenue growth offset by $66 million of raw material & freight cost inflation and $36 million of discretionary investments in support of future growth, including capacity expansions, equipment maintenance, and sales & marketing.

Oriented Strand Board (OSB)

The OSB segment manufactures and distributes OSB structural panel products, including the value-added OSB portfolio known as LP Structural Solutions (LP® TechShield® Radiant Barrier, LP WeatherLogic® Air & Water Barrier, LP Legacy® Premium Sub-Flooring, and LP® FlameBlock® Fire-Rated Sheathing) and LP® TopNotch® Sub-Flooring. OSB is manufactured using wood strands arranged in layers and bonded with resins.

Segment sales and Adjusted EBITDA for this segment were as follows (dollar amounts in millions):

	Quarter Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net sales	$470	$428	$2,387	$1,220
Adjusted EBITDA	231	249	1,531	519

	Quarter Ended December 31, 2021 versus 2020		Year Ended December 31, 2021 versus 2020
	Average Net Selling Price	Unit Shipments	Average Net Selling Price	Unit Shipments
Structural Solutions	7%	5%	87%	6%
Commodity	(14)%	22%	90%	2%

During the fourth quarter, OSB net sales increased year-over-year by 10%, primarily due to increased volume, partially offset by 4% (or $19 million) lower OSB prices. The decrease in Adjusted EBITDA of $18 million reflects the drop in prices, with the impact of higher volumes offset by $20 million of increased raw material prices and $13 million of maintenance and Peace Valley restart costs.

For the full year, OSB net sales increased year-over-year by 96%, largely due to $1,113 million in increased OSB prices. Adjusted EBITDA increased by $1,012 million, with price increases partially offset by $41 million of increased raw material costs and $38 million of maintenance and Peace Valley restart costs.

Engineered Wood Products (EWP)

The EWP segment is comprised of LP® SolidStart® I-Joist (I-Joist), Laminated Veneer Lumber (LVL), and Laminated Strand Lumber (LSL) and other related products. This segment also includes the sales of I-Joist and LVL products produced by our joint venture and sales of plywood produced as an ancillary product of the LVL production process. During 2021, we ceased LSL production at our Houlton, Maine facility to begin the conversion of that facility to Siding Solutions production.

Segment sales and Adjusted EBITDA for this segment were as follows (dollar amounts in millions):

	Quarter Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net sales	$157	$108	$638	$389
Adjusted EBITDA	27	2	95	23

Net sales for EWP increased year-over-year for the fourth quarter and full year 2021, predominantly due to price increases in response to significantly higher raw material costs. Resulting increases in Adjusted EBITDA reflect the net effect of these price and cost increases.

South America

Our South America segment manufactures and distributes OSB structural panel and siding products in South America and certain export markets. This segment has manufacturing operations in two countries, Chile and Brazil, and operates sales offices in Chile, Brazil, Peru, Columbia, Argentina, and Paraguay.

Segment sales and Adjusted EBITDA for this segment were as follows (dollar amounts in millions):

	Quarter Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net sales	$63	$50	$265	$169
Adjusted EBITDA	22	13	113	42

Net sales in South America increased year-over-year for the fourth quarter and full year 2021, predominantly due to higher OSB and siding prices. Increased Adjusted EBITDA reflects the effect of these price increases, partially offset by higher costs of imported raw material.

Q1 2022 Outlook and 2022 Capital Expenditure Guidance

Our guidance is based on current plans and expectations and is subject to a number of known and unknown uncertainties and risks, including those set forth below under “Forward-Looking Statements.”

•Siding Solutions first quarter of 2022 year-over-year revenue growth expected to be approximately 10%
•OSB revenue in the first quarter of 2022 expected to be sequentially higher than the fourth quarter of 2021 by about 40%
•Adjusted EBITDA(2) for the first quarter of 2022 expected to be greater than $500 million
•Siding Solutions full year 2022 year-over-year revenue growth expected to be greater than 15%
•Given our current outlook, we expect capital expenditures for 2022 to be in the range of $400 million to $430 million, including $190 million to $200 million for the mill conversions, $130 million to $140 million for sustaining maintenance, and $80 million to $90 million for other strategic growth projects
(2) This is a non-GAAP financial measure. With respect to Adjusted EBITDA for the first quarter of 2022, certain items that affect net income on a GAAP basis, such as product-line discontinuance charges, other operating credits and charges, net, loss on early debt extinguishment, investment income, pension settlement charges, and other non-operating items, cannot be reasonably predicted at this time, and LP is unable to quantify such amounts (some of which may be non-cash) that would be required to be included in the comparable forecasted GAAP measures without unreasonable effort. The amounts and timing of these items are uncertain and could be material to LP's results. As such, LP is unable to provide a reasonable estimate of GAAP net income or a corresponding reconciliation of Adjusted EBITDA to net income.

Conference Call

LP will hold a conference call to discuss this release today at 11:00 a.m. Eastern Time (8 a.m. Pacific Time). Investors will have the opportunity to listen to the conference call live by dialing (855) 638-4813 and referencing code 3382627 or over the internet by going to investor.lpcorp.com and clicking “Events and Presentations” at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a telephonic replay will be available from 2 p.m. Eastern Time on February 22, 2022 to 2 p.m. Eastern Time on March 1, 2022, by calling (855) 859-2056 and entering the access code 3382627, and the replay will also be available on LP's website.

About LP Building Solutions

As a leader in high-performance building solutions, Louisiana-Pacific Corporation (LP Building Solutions, NYSE: LPX) manufactures engineered wood building products that meet the demands of builders, remodelers, and homeowners worldwide. LP's extensive offerings include innovative and dependable building products and accessories, such as Siding Solutions (LP® SmartSide® Trim & Siding, LP® SmartSide® ExpertFinish® Trim & Siding, LP BuilderSeries® Lap Siding, and LP® Outdoor Building Solutions®), LP Structural Solutions (LP® TechShield® Radiant Barrier, LP WeatherLogic® Air & Water Barrier, LP Legacy® Premium Sub-Flooring, and LP® FlameBlock® Fire-Rated Sheathing and more), LP® TopNotch® Sub-Flooring, and oriented strand board (OSB). In addition to product solutions, LP provides industry-leading customer service and warranties. Since its founding in 1972, LP has been Building a Better World™ by helping customers construct beautiful, durable homes while our shareholders build lasting value. Headquartered in Nashville, Tennessee, LP operates 25 plants across the U.S., Canada, Chile, and Brazil. For more information, visit LPCorp.com.

Forward-Looking Statements

This news release contains statements concerning Louisiana-Pacific Corporation's (LP) future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon the beliefs and assumptions of, and on information available to, our management; assumptions upon which such forward-looking statements are based are also forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, the following: impacts from public health issues (including global pandemics, such as the ongoing COVID-19 pandemic) on the economy, demand for our products or our operations, including the actions and recommendations of governmental authorities to contain such public health issues; changes in governmental fiscal and monetary policies, including tariffs, and levels of employment; changes in general economic conditions, including impacts from the ongoing COVID-19 pandemic; changes in the cost and availability of capital; changes in the level of home construction and repair and remodel activity; changes in competitive conditions and prices for our products; changes in the relationship between supply of and demand for building products; changes in the financial or business conditions of third-party wholesale distributors and dealers; changes in the relationship between supply of and demand for raw materials, including wood fiber and resins, used in manufacturing our products; changes in the cost and availability of energy, primarily natural gas, electricity, and diesel fuel; changes in the cost and availability of transportation; impact of manufacturing our products internationally; difficulties in the launch or production ramp-up of newly introduced products; unplanned interruptions to our manufacturing operations, such as explosions, fires, inclement weather, natural disasters, accidents, equipment failures, labor shortages or disruptions, transportation interruptions, supply interruptions, public health issues (including pandemics and quarantines), riots, civil insurrection or social unrest, looting, protests, strikes and street demonstrations; changes in other significant operating expenses; changes in currency values and exchange rates between the U.S. dollar and other currencies, particularly the Canadian dollar, Brazilian real and Chilean peso; changes in, and compliance with, general and industry-specific laws and regulations, including environmental and health and safety laws and regulations, the U.S. Foreign Corrupt Practices Act and anti-bribery laws, laws related to our international business operations, and changes in building codes and standards; changes in tax laws, and interpretations thereof; changes in circumstances giving rise to environmental liabilities or expenditures; warranty costs exceeding our warranty reserves; challenge to or exploitation of our intellectual property or other proprietary information by others in the industry; changes in the funding requirements of our defined benefit pension plans; the resolution of existing and future product-related litigation, environmental proceedings and remediation efforts, and other legal or environmental proceedings or matters; the effect of covenants and events of default contained in our debt instruments; the amount and timing of any repurchases of our common stock and the payment of dividends on our common stock, which will depend on market and business conditions and other considerations; and acts of public authorities, war, civil unrest, natural disasters, fire, floods, earthquakes, inclement weather and other matters beyond our control. For additional information about factors that could cause actual results, events, and circumstances to differ materially from those described in the forward-looking statements, please refer to LP’s filings with the Securities and Exchange Commission (SEC). We urge you to consider all of the risks, uncertainties, and factors identified above or discussed in such reports carefully in evaluating the forward-looking statements in this news release. We cannot assure you that the results reflected in or implied by any forward-looking statement will be realized or even if substantially realized, that those results will have the forecasted or expected consequences and effects for or on our operations or financial performance. The forward-looking statements made today are as of the date of this news release. Except as required by law, LP undertakes no obligation to update any such forward-looking statements to reflect new information, subsequent events, or circumstances.

Use of Non-GAAP information

In evaluating our business, we utilize non-GAAP financial measures that fall within the meaning of SEC Regulation G and Regulation S-K Item 10(e), which we believe provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP financial measures do not have standardized definitions and are not defined by U.S. GAAP. In this press release, we disclose income attributed to LP before interest expense, provision for income taxes, depreciation and amortization, and exclude stock-based compensation expense, loss on impairment attributed to LP, product-line discontinuance charges, other operating credits and charges, net, loss on early debt extinguishment, investment income, pension settlement charges, and other non-operating items as Adjusted EBITDA (Adjusted EBITDA), which is a non-GAAP financial measure. We have included Adjusted EBITDA in this report because we view it as an important supplemental measure of our performance and believe that it is frequently used by interested persons in the evaluation of companies that have different financing and capital structures and/or tax rates. We also disclose income attributed to LP, excluding loss on impairment attributed to LP, product-line discontinuance charges, interest expense outside of normal operations, other operating credits and charges, net, loss on early debt extinguishment, gain (loss) on acquisition, pension settlement charges, and adjusting for a normalized tax rate as Adjusted Income (Adjusted Income). We also disclose Adjusted Diluted EPS, calculated as Adjusted Income divided by diluted shares outstanding. We believe that Adjusted Diluted EPS and Adjusted Income are useful measures for evaluating our ability to generate earnings and that providing these measures should allow interested persons to more readily compare the earnings for past and future periods.

None of Adjusted EBITDA, Adjusted Income, or Adjusted Diluted EPS is a substitute for the U.S. GAAP measures of net income and net income per diluted share or for any other U.S. GAAP measures of operating performance. It should be noted that other companies may present similarly titled measures differently, and therefore, as presented by us, these measures may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA, Adjusted Income, and Adjusted Diluted EPS have material limitations as performance measures because they exclude items that are actually incurred or experienced in connection with the operation of our business.

We have elected to change our definition of Adjusted EBITDA and Adjusted Income to exclude pension settlement costs incurred during the year ended December 31, 2021. Pension settlement costs relate to any acceleration of the unrecognized actuarial loss related to our frozen U.S. and Canadian defined benefit pension plans. We don't consider pension settlement charges to be reflective of our ongoing operations and believe that presenting Adjusted EBITDA and Adjusted Income excluding pension settlement charges provides increased transparency as to the operating costs of our current business performance. We did not revise prior years’ Adjusted EBITDA or Adjusted Income amounts because there were no significant costs similar in nature to these items.

CONSOLIDATED STATEMENTS OF INCOME
LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
(AMOUNTS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Quarter Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net sales	$992	$860	$4,553	$2,788
Cost of sales	(655)	(509)	(2,482)	(1,920)
Gross profit	336	351	2,070	867
Selling, general, and administrative expenses	(73)	(54)	(241)	(211)
Loss on impairments	(6)	—	(6)	(16)
Other operating credits and charges, net	(4)	1	1	(4)
Income from operations	254	297	1,824	636
Interest expense	(2)	(2)	(14)	(19)
Investment income	—	1	1	4
Other non-operating items	(2)	(4)	(16)	—
Income before income taxes	250	292	1,795	621
Provision for income taxes	(60)	(37)	(426)	(125)
Equity in unconsolidated affiliate	1	—	4	1
Net income	$191	$255	$1,373	$497
Net loss attributed to noncontrolling interest	3	1	4	2
Net income attributed to LP	$194	$256	$1,377	$499

Basic net income per share attributed to LP:
Net income per share - basic	$2.22	$2.36	$14.19	$4.48
Diluted net income per share attributed to LP:
Net income per share - diluted	$2.20	$2.34	$14.09	$4.46
Average shares of common stock used to compute net income per share:
Basic	88	109	97	111
Diluted	88	109	98	112

CONSOLIDATED BALANCE SHEET
LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
(AMOUNTS IN MILLIONS)

	December 31,
	2021	2020
ASSETS
Cash and cash equivalents	$358	$535
Receivables	191	184
Inventories	323	259
Prepaid expenses and other current assets	18	15
Total current assets	890	993
Timber and timberlands	84	52
Property, plant and equipment, net	1,069	918
Operating lease assets	52	40
Goodwill and other intangible assets	39	46
Investments in and advances to affiliates	21	11
Restricted cash	13	—
Other assets	25	24
Deferred tax asset	2	3
Total assets	$2,194	$2,086

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$338	$268
Income taxes payable	13	18
Total current liabilities	351	286

Long-term debt	346	348
Deferred income taxes	86	78
Non-current operating lease liabilities	44	32
Contingency reserves, excluding current portion	24	13
Other long-term liabilities	105	86
Total liabilities	955	842

Redeemable noncontrolling interest	4	10

Stockholders’ equity:
Preferred stock	—	—
Common stock	102	124
Additional paid-in capital	458	452
Retained earnings	1,239	1,206
Treasury stock	(390)	(397)
Accumulated comprehensive loss	(174)	(151)
Total stockholders’ equity	1,235	1,234
Total liabilities and stockholders’ equity	$2,194	$2,086

CONDENSED CONSOLIDATED CASH FLOW STATEMENT
LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
(DOLLAR AMOUNTS IN MILLIONS)

	Quarter Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$191	$255	$1,373	$497
Adjustments to net income:
Depreciation and amortization	31	27	119	111
Loss on impairment	6	—	6	16
Loss on early debt extinguishment	—	—	11	—
Deferred taxes	(8)	1	7	2
Other adjustments, net	6	2	13	18
Changes in assets and liabilities (net of acquisitions):
Receivables	45	22	(14)	(53)
Inventories	(5)	(18)	(71)	(12)
Prepaid expenses	5	3	—	(4)
Accounts payable and accrued liabilities	(18)	17	46	30
Income taxes payable, net of receivables	(51)	12	(5)	54
Net cash provided by operating activities	201	321	1,484	659
CASH FLOWS FROM INVESTING ACTIVITIES
Property, plant, and equipment additions	(121)	(24)	(254)	(77)
Proceeds from business divestiture	—	—	—	15
Redemption of insurance cash surrender value	—	—	—	10
Other investing activities, net	4	—	5	3
Net cash used in investing activities	(116)	(24)	(247)	(49)
CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of long-term debt	—	—	(359)	(350)
Borrowing of long-term debt	—	—	350	350
Payment of cash dividends	(16)	(16)	(66)	(65)
Purchase of stock	(313)	(171)	(1,300)	(200)
Other financing activities, net	(1)	—	(13)	(7)
Net cash used in financing activities	(330)	(187)	(1,388)	(272)
Effect of exchange rate on cash, cash equivalents, and restricted cash	(4)	5	(14)	2
Net increase (decrease) in cash, cash equivalents, and restricted cash	(249)	115	(164)	340
Cash, cash equivalents, and restricted cash at the beginning of the year	620	420	535	195
Cash, cash equivalents, and restricted cash at the end of the year	$371	$535	$371	$535

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
KEY PERFORMANCE INDICATORS

The following tables set forth: (1) housing starts, (2) our sales volume, and (3) Overall Equipment Effectiveness (OEE). We consider these items to be key performance indicators because LP’s management uses these metrics to evaluate our business and trends, measure our performance, and make strategic decisions and believe that the key performance indicators presented provide additional perspective and insights when analyzing the core operating performance of LP. These key performance indicators should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the U.S. GAAP financial measures presented herein. These measures may not be comparable to similarly-titled performance indicators used by other companies.

We monitor housing starts, which is a leading external indicator of residential construction in the United States that correlates with the demand for many of our products. We believe that this is a useful measure for evaluating our results and that providing this measure should allow interested persons to more readily compare our sales volume for past and future periods to an external indicator of product demand. Other companies may present housing start data differently, and therefore, our housing start data, as presented by us, may not be comparable to similarly-titled indicators reported by other companies.

The following table sets forth housing starts for the quarter and year ended December 31, 2021, and :

	Quarter Ended December 31,		Year Ended December 31,
Housing starts[1]:	2021	2020	2021	2020
Single Family	262	277	1,123	991
Multi-Family	120	87	472	389
	382	364	1,595	1,380

[1]Actual U.S. Housing starts data reported by U.S. Census Bureau is based upon information published through January 19, 2022.

We monitor sales volumes for our products in our Siding, OSB, EWP, and South America segments, which we define as the number of units of our products sold within the applicable period. Evaluating sales volume by product type helps us identify and address changes in product demand, broad market factors that may affect our performance, and opportunities for future growth. It should be noted that other companies may present sales volumes differently and, therefore, as presented by us, sales volumes may not be comparable to similarly-titled measures reported by other companies. We believe that sales volumes can be a useful measure for evaluating and understanding our business.
The following table sets forth sales volumes for the quarter and year ended December 31, 2021 and 2020.

	Quarter Ended December 31, 2021					Year Ended December 31, 2021
Sales Volume	Siding	OSB	EWP	South America	Total	Siding	OSB	EWP	South America	Total
Siding Solutions (MMSF)	379	—	—	7	386	1,621	—	—	46	1,667
OSB - Structural Solutions (MMSF)	—	442	—	150	592	—	1,664	—	615	2,279
OSB - Commodity (MMSF)	—	544	—	—	544	—	2,014	—	—	2,014
I-Joist (MMLF)	—	—	28	—	28	—	—	124	—	124
EE	—	—	1,636	—	1,636	—	—	6,985	—	6,985
LSL (MCF)	—	—	260	—	260	—	—	2,004	—	2,004

	Quarter Ended December 31, 2020					Year Ended December 31, 2020
Sales Volume	Siding	OSB	EWP	South America	Total	Siding	OSB	EWP	South America	Total
Siding Solutions (MMSF)	388	—	—	12	400	1,393	—	—	36	1,429
OSB - Structural Solutions (MMSF)	—	422	—	178	600	—	1,565	—	688	2,253
OSB - Commodity (MMSF)	—	445	—	—	445	—	1,978	—	—	1,978
I-Joist (MMLF)	—	—	30	—	30	—	—	109	—	109
LVL (MCF)	—	—	1,887	—	1,887	—	—	6,957	—	6,957
LSL (MCF)	—	—	589	—	589	—	—	2,711	—	2,711

We measure OEE of each of our mills to track improvements in the utilization and productivity of our manufacturing assets. OEE is a composite metric that considers asset uptime (adjusted for capital project downtime and similar events), production rates, and finished product quality. It should be noted that other companies may present OEE differently, and therefore, as presented by us, OEE may not be comparable to similarly-titled measures reported by other companies. We believe that when used in conjunction with other metrics, OEE can be a useful measure for evaluating our ability to generate profits, and that providing this measure should allow interested persons to more readily monitor operational improvements. OEE for the quarter and year ended December 31, 2021, and 2020, respectively, for each of our segments is listed below:

	Quarter Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Siding	88%	89%	89%	89%
OSB	82%	82%	83%	87%
EWP	86%	89%	87%	89%
South America	74%	77%	77%	73%

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
SELECTED SEGMENT INFORMATION
(DOLLAR AMOUNTS IN MILLIONS)

	Quarter Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net sales:
Siding	$281	$259	$1,170	$959
OSB	470	428	2,387	1,220
EWP	157	108	638	389
South America	63	50	265	169
Other	22	16	95	52
Intersegment sales	(1)	(1)	(3)	(1)
	$992	$860	$4,553	$2,788

RECONCILIATION OF NET INCOME TO NON-GAAP ADJUSTED EBITDA, NON-GAAP ADJUSTED INCOME, AND NON-GAAP DILUTED EPS
(DOLLAR AMOUNTS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Quarter Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net income	$191	$255	$1,373	$497
Add (deduct):
Loss from noncontrolling interest	3	1	4	2
Income from continuing operations attributed to LP	194	256	1,377	499
Provision for income taxes	60	37	426	125
Depreciation and amortization	31	27	119	111
Stock-based compensation expense	7	4	17	12
Loss on impairment attributed to LP	4	—	5	15
Other operating credits and charges, net	4	—	(1)	(4)
Product-line discontinuance charges	—	(1)	—	8
Pension settlement charges	2	—	2	—
Interest expense	2	2	14	19
Investment income	—	(1)	(1)	(4)
Loss on early debt extinguishment	—	—	11	—
Other non-operating items	—	4	4	—
Adjusted EBITDA	$305	$328	$1,972	$781
Siding	48	77	$289	$246
OSB	231	249	1,531	519
EWP	27	2	95	23
South America	22	13	113	42
Other	(9)	(6)	(20)	(19)
Corporate	(14)	(7)	(36)	(30)
Adjusted EBITDA	$305	$328	$1,972	$781

	Quarter Ended December 31,		Year Ended December 31,
Year ended December 31,	2021	2020	2021	2020
Net income	$191	$255	$1,373	$497
Add (deduct):
Loss from noncontrolling interest	3	1	4	2
Net income attributed to LP	194	256	1,377	499
Loss on impairment attributed to LP	4	—	5	15
Other operating credits and charges, net	4	—	(1)	(4)
Product-line discontinuance charges	—	(1)	—	8
Loss on early debt extinguishment	—	—	11	—
Pension settlement charges	2	—	2	—
Reported tax provision	60	37	426	125
Normalized tax provision at 25% for 2021 and 2020	(66)	(73)	(455)	(161)
Adjusted Income	$199	$219	$1,365	$482
Adjusted weighted average shares - diluted	88	109	98	112
Diluted net income per share attributed to LP	$2.20	$2.34	$14.09	$4.46
Adjusted Diluted EPS	$2.24	$2.01	$13.97	$4.31